Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Omaha, Nebraska

August 5, 2019

CONTACT:

Craig Allen

  Chief Financial Officer

  (800) 283-2357

America First Multifamily Investors, L.P. Elects to Extend the Maturity of its Series M-031 TEBS Financing

Omaha, Nebraska – America First Multifamily Investors, L.P. (the “Partnership”) would like to announce an extension to the maturity of its Series M-031 Tax-Exempt Bond Securitization (“TEBS”) program (“TEBS Financing”) with the Federal Home Loan Mortgage Corporation (“Freddie Mac”) to July 2024.

The TEBS Financing represents the securitization of twelve of the Partnership’s mortgage revenue bonds (the “Bonds”). Under the terms of the TEBS Financing, the Partnership transferred the Bonds to ATAX TEBS II, LLC, a special purpose entity controlled by the Partnership (the “Sponsor”).  The Sponsor then securitized the assets by transferring the Bonds to Freddie Mac in exchange for tax-exempt Class A and Class B Freddie Mac Multifamily Certificates for each respective series (collectively the “TEBS Certificates”) issued by Freddie Mac.  The TEBS Certificates represent beneficial interests in the securitized assets held by Freddie Mac.

The TEBS Financing had an initial maturity date of July 2019. Prior to or on this date, the Sponsor had the option to either redeem the Class A TEBS Certificates or continue the TEBS Financings through July 2024. In June 2019, the Sponsor notified Freddie Mac that it elected to extend the maturity of the TEBS Financing through July 2024.  Upon receipt of this election, Freddie Mac had the option to change its liquidity fee rate. Freddie declined to do so and the TEBS Financing continues to incur interest at a variable rate, based on the weekly Securities Industry and Financial Market Association (“SIFMA”) floating index rate. In addition, the Sponsor continues to pay certain credit enhancement, remarketing and servicing fees (collectively, “Facility Fees”) at the same rates as before the maturity extension. As of the extension notification date, the amount of the M-031 Class A TEBS Certificates was approximately $80.2 million and the M-031 Class B TEBS Certificates, with a total value of approximately $23.7 million, were retained by the Sponsor.

Subsequent to the Sponsors notice of its extension to Freddie Mac, the parties entered into a First Amendment to Bond Exchange, Reimbursement, Pledge and Security Agreement dated July 1, 2019. This amendment made technical updates to the original Bond Exchange, Reimbursement, Pledge and Security Agreement dated July 1, 2014.

“The extension of the M-031 TEBS Financing represents a continuation of our asset-based financing program with Freddie Mac for the benefit of our Unitholders,” said Chad Daffer, Chief Executive Officer of the Partnership.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.